Exhibit 99.1

FINANCIAL CONTACT:	MEDIA CONTACT:
Melissa Poole	Leigh Horner
mpoole@hersheys.com	lhorner@hersheys.com

Hershey Reports Fourth-Quarter and Full-Year 2023 Financial Results;
Provides 2024 Outlook

HERSHEY, Pa., February 8, 2024 - The Hershey Company (NYSE: HSY) today announced net sales and earnings for the fourth quarter and full-year ended December 31, 2023.

“We continue to operate in a dynamic environment, but we are encouraged by the resilience of seasonal traditions and the consumer response to innovation within our categories,” said Michele Buck, The Hershey Company President and Chief Executive Officer. “While historic cocoa prices are expected to limit earnings growth this year, we believe our strong marketing plans, innovation and brand investments will drive top-line growth and meet consumers’ evolving needs. We are elevating our focus on productivity and transformation to strengthen our business and deliver peer leading performance over the long-term.”

Fourth-Quarter 2023 Financial Results Summary1
•Consolidated net sales of $2,657.1 million, an increase of 0.2%.
•Organic, constant currency net sales decreased 0.1%.
•Reported net income of $349.0 million, or $1.70 per share-diluted, a decrease of 11.5%.
•Adjusted earnings per share-diluted of $2.02, flat with the prior year.
1 All comparisons for the fourth quarter of 2023 are with respect to the fourth quarter ended December 31, 2022.

2023 Full-Year Financial Results Summary2
•Consolidated net sales of $11,165.0 million, an increase of 7.2%.
•Organic, constant currency net sales increased 7.0%.
•Reported net income of $1,861.8 million, or $9.06 per share-diluted, an increase of 13.8%.
•Adjusted earnings per share-diluted of $9.59, an increase of 12.6%.
2 All comparisons for full-year 2023 are with respect to the full-year ended December 31, 2022.

2024 Full-Year Financial Outlook Summary
The company expects net sales growth of 2% to 3%, driven primarily by net price realization, and reported earnings per share to be relatively flat as higher cocoa and sugar costs as well as one-time expenses related to the Q2 ERP implementation and planned incremental cost savings initiatives are expected to more than offset higher sales, price realization, productivity, administrative efficiencies, and a lower tax rate. The company projects flat adjusted earnings per share when excluding one-time costs associated with the ERP implementation and incremental cost savings initiatives.

2024 Full-Year Outlook	Total Company
Net sales growth	2% to 3%
Reported earnings per share growth	~0%
Adjusted earnings per share growth	~0%

The company also expects:
•A reported and adjusted effective tax rate of approximately 13%;
•Other expense, which primarily reflects the write-down of equity investments that qualify for a tax credit, of approximately $220 million to $230 million;
•Interest expense of approximately $165 million to $175 million, reflecting a higher interest rate environment; and
•Capital expenditures of approximately $600 million to $650 million, driven by core confection capacity expansion and continued investments in a digital infrastructure including the build and upgrade of a new ERP system across the enterprise.

The Company is implementing efforts to increase agility, enhance automation, and support a more efficient operating model to deliver its long-term business and financial goals. These initiatives are expected to generate on-going supply chain, manufacturing, and operating expense savings, net of reinvestment, of $300 million by 2026, of which $100 million is expected to be realized in 2024. The company expects to record pre-tax charges of $200 million to $250 million in connection with these efforts, of which approximately $25 million is estimated to be non-cash charges. In Year 1, pre-tax charges are estimated to be $110 million. The charges the Company expects to incur in connection with these actions are preliminary estimates and are subject to a number of assumptions and risks, and actual results may differ materially.

Below is a reconciliation of projected 2024 and full-year 2023 and 2022 earnings per share-diluted calculated in accordance with U.S. generally accepted accounting principles (GAAP) to non-GAAP adjusted earnings per share-diluted:

	2024 (Projected)	2023	2022
Reported EPS – Diluted	$9.00 - $9.11	$9.06	$7.96
Derivative Mark-to-Market Losses	—	0.29	0.38
Business Realignment Activities	0.50 - 0.56	0.01	0.02
Acquisition and Integration-Related Activities	0.15 - 0.20	0.37	0.24
Other Miscellaneous Losses	—	—	0.07
Tax Effect of All Adjustments Reflected Above	(0.17)	(0.14)	(0.15)
Adjusted EPS – Diluted	$9.59	$9.59	$8.52

2024 projected earnings per share-diluted, as presented above, does not include the impact of mark-to-market gains and losses on our commodity derivative contracts that are reflected within corporate unallocated expense in segment results until the related inventory is sold since we are not able to forecast the impact of the market changes.

Fourth Quarter 2023 Components of Net Sales Growth
A reconciliation between reported net sales growth rates and organic constant currency net sales growth rates, along with the contribution from net price realization and volume, is provided below:

	Three Months Ended December 31, 2023
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Organic Price	Organic Volume/Mix
North America Confectionery	2.1%	—%	2.1%	7.2%	(5.1)%

North America Salty Snacks	(24.6)%	—%	(24.6)%	1.5%	(26.1)%

International	12.7%	4.4%	8.3%	6.0%	2.3%

Total Company	0.2%	0.3%	(0.1)%	6.5%	(6.6)%

	Twelve Months Ended December 31, 2023
	Percentage Change as Reported	Impact of Foreign Currency Exchange	Percentage Change on Constant Currency Basis	Organic Price	Organic Volume/Mix
North America Confectionery	6.9%	(0.2)%	7.1%	9.0%	(1.9)%

North America Salty Snacks	6.1%	—%	6.1%	5.4%	0.7%

International	11.2%	3.4%	7.8%	4.7%	3.1%

Total Company	7.2%	0.2%	7.0%	8.3%	(1.3)%

The company presents certain percentage changes in net sales on a constant currency basis, which excludes the impact of foreign currency exchange.  To present this information for historical periods, current period net sales for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average monthly exchange rates in effect during the corresponding period of the prior fiscal year, rather than at the actual average monthly exchange rates in effect during the current period of the current fiscal year. As a result, the foreign currency impact is equal to the current year results in local currencies multiplied by the change in the average foreign currency exchange rate between the current fiscal period and the corresponding period of the prior fiscal year.

Fourth-Quarter 2023 Results
Consolidated net sales increased 0.2% to $2,657.1 million in the fourth quarter of 2023. Organic, constant currency net sales decreased 0.1%, as net price realization of 6.5 points was offset by decreased volume and planned inventory declines within North America Salty Snacks related to the Q4 ERP implementation.

Reported gross margin decreased 90 basis points to 42.3% in the fourth quarter of 2023, driven by derivative mark-to-market losses. Adjusted gross margin increased 50 basis points to 44.2% in the fourth quarter of 2023. Net price realization and supply chain productivity more than offset higher cocoa and sugar costs, volume deleverage, and negative sales mix.

Selling, marketing and administrative expenses increased 6.9% in the fourth quarter of 2023 versus the prior-year period, primarily driven by capability investments, wage inflation and media increases. Advertising and related consumer marketing expenses increased by 5.8% in the fourth quarter of 2023 versus the same period last year, driven by higher investment in the U.S. Selling, marketing and administrative expenses, excluding advertising and related consumer marketing, increased 7.3% versus the fourth quarter of 2022, driven by capability and technology investments, and wage and benefits inflation.

Fourth-quarter 2023 reported operating profit of $464.3 million decreased 11.8%, resulting in an operating profit margin of 17.5%, a decrease of 240 basis points versus the prior-year period. Adjusted operating profit of $544.2 million decreased 2.0% versus the fourth quarter of 2022, resulting in adjusted operating profit margin of 20.5%, a decrease of 40 basis points. Profit decreases in both reported and adjusted operating profit were driven by increased brand and capability investment and higher wages, which more than offset price realization and productivity.

The reported effective tax rate in the fourth quarter of 2023 was (9.2)% compared to (9.1)% in the fourth quarter of 2022, a decrease of 10 basis points. The adjusted effective tax rate in the fourth quarter of 2023 was (3.8)%

compared to (6.5)% in the fourth quarter of 2022, an increase of 270 basis points. The adjusted effective tax rate increase was driven by lower renewable energy tax credits versus the prior-year period.

The company’s fourth-quarter 2023 results, as prepared in accordance with GAAP, included items positively impacting comparability of $79.9 million, or $0.32 per share-diluted. For the fourth quarter of 2022, items positively impacting comparability totaled $28.7 million, or $0.10 per share-diluted.

The following table presents a summary of items impacting comparability in each period (see Appendix I for additional information):

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Three Months Ended		Three Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Derivative Mark-to-Market Losses	$53.7	$14.7	$0.26	$0.07
Business Realignment Activities	—	2.0	—	0.01
Acquisition and Integration-Related Activities	26.2	12.0	0.13	0.06
Tax Effect of All Adjustments Reflected Above	—	—	(0.07)	(0.04)
	$79.9	$28.7	$0.32	$0.10

	Pre-Tax (millions)		Earnings Per Share-Diluted
	Twelve Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Derivative Mark-to-Market Losses	$58.9	$78.2	$0.29	$0.38
Business Realignment Activities	3.4	4.4	0.01	0.02
Acquisition and Integration-Related Activities	75.9	48.5	0.37	0.24
Other Miscellaneous Losses	—	13.6	—	0.07
Tax Effect of All Adjustments Reflected Above	—	—	(0.14)	(0.15)
	$138.2	$144.6	$0.53	$0.56

The following are comments about segment performance for the fourth quarter of 2023 versus the prior-year period. See the schedule of supplementary information within this press release for additional information on segment net sales and profit.

North America Confectionery
Hershey’s North America Confectionery segment net sales were $2,220.2 million in the fourth quarter of 2023, an increase of 2.1% versus the same period last year. Organic, constant currency net sales increased 2.1%, as 7.2-points of net price realization was partially offset by volume declines related to price elasticity in everyday candy.

Hershey’s U.S. candy, mint and gum (CMG) retail takeaway for the twelve-week period ended December 31, 2023 in the multi-outlet combined plus convenience store channels (MULO+C) increased 3.6%. Hershey’s CMG share declined by 38 basis points as seasonal and refreshment share gains were offset by declines in everyday chocolate and sweets share. Organic net sales growth trailed retail takeaway due to the timing of seasonal shipments versus sell-through.

North America Confectionery segment income was $724.6 million in the fourth quarter of 2023, reflecting an increase of 3.0% versus the prior-year period. This resulted in segment margin of 32.6%, an increase of 30 basis points. Gains were driven by net sales growth and gross margin expansion, which more than offset higher brand and capability investment.

North America Salty Snacks
Hershey’s North America Salty Snacks segment net sales were $205.2 million in the fourth quarter of 2023, a decrease of 24.6% versus the same period last year. Volume decreased 26.1%, reflecting an approximate 16-point headwind from planned inventory declines related to our ERP implementation in October 2023. Excluding this inventory impact, volume declined high-single-digits due to category softness within the ready-to-eat popcorn category.

Hershey’s U.S. salty snack retail takeaway in MULO+C declined 7.0% in the 12-week period ended December 31, 2023. SkinnyPop ready-to-eat popcorn retail sales declined 12.9%, reflecting continued softness in the popcorn category and planned reductions in advertising and merchandising in the period following the October ERP upgrade, resulting in a category share decline of 135 basis points in the fourth quarter. Dot’s Homestyle Pretzels retail sales increased 6.8%, resulting in a 44-basis point pretzel category share gain.

North America Salty Snacks segment income was $10.4 million in the fourth quarter of 2023, reflecting a decrease of 81.7% versus the prior-year period. This resulted in a segment margin of 5.1%, a decrease of 1,570 basis points versus the prior-year period. Profit and margin contraction were driven by volume deleverage, increased commodity costs, and higher brand and capability investments, which more than offset lower manufacturing costs and higher productivity.

International
Fourth-quarter 2023 net sales for Hershey’s International segment increased 12.7% versus the same period last year to $231.7 million. Organic, constant currency net sales increased 8.3% driven by price realization and 2.3-points of volume growth. The volume improvement reflects double-digit growth in Latin America, World Travel Retail, and Europe, and high-single-digit growth in India. This more than offset the impact of the discontinuation of a dairy beverage product line in Mexico in the second quarter of 2023.

International segment income was $20.4 million in the fourth quarter of 2023, a $20.5 million increase versus the prior year period driven by sales growth and gross margin expansion. This resulted in a segment margin of 8.8%, an increase of 890 basis points versus the prior year period.

Unallocated Corporate Expense
Hershey’s unallocated corporate expense in the fourth quarter of 2023 was $211.3 million, an increase of $6.5 million, or 3.2% versus the same period of 2022. This increase was driven by capability and technology investments, including the upgrade of the Company’s ERP system and related amortization, as well as higher employee wages, partially offset by lapping a non-income tax reserve in the prior-year period.

Live Webcast
At approximately 7:00 a.m. (Eastern time) today, Hershey will post a pre-recorded management discussion of its fourth-quarter and full-year 2023 results and business update to its website at www.thehersheycompany.com/investors. In addition, at 8:30 a.m. (Eastern time) today, the company will host a live question and answer session with investors and financial analysts. Details to access this call are available on the company’s website.

Note: In this release, for the fourth-quarter of and full-year 2023, Hershey references income measures that are not in accordance with GAAP because they exclude certain items impacting comparability, including gains and losses associated with mark-to-market commodity derivatives, business realignment activities, acquisition and integration-related activities and other miscellaneous losses and benefits. The company refers to these income measures as “adjusted” or “non-GAAP” financial measures throughout this release. These non-GAAP financial measures are used in evaluating results of operations for internal purposes and are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. A reconciliation of the non-GAAP financial measures referenced in this release to their nearest comparable GAAP financial measures as presented in the Consolidated Statements of Income is provided below.

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
In thousands except per share data	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Reported gross profit	$1,123,142	$1,144,806	$4,997,816	$4,498,785
Derivative mark-to-market losses	53,723	15,258	58,937	78,782
Business realignment activities	—	—	527	3
Acquisition and integration-related activities	(2,256)	—	(1,702)	4,041
Non-GAAP gross profit	$1,174,609	$1,160,064	$5,055,578	$4,581,611

Reported operating profit	$464,329	$526,646	$2,560,867	$2,260,787
Derivative mark-to-market losses	53,723	14,658	58,937	78,182
Business realignment activities	—	2,044	3,440	4,417
Acquisition and integration-related activities	26,163	12,001	75,853	48,482
Other miscellaneous losses	—	—	—	13,568
Non-GAAP operating profit	$544,215	$555,349	$2,699,097	$2,405,436

Reported (benefit) provision for income taxes	$(29,367)	$(33,174)	$310,077	$272,254
Derivative mark-to-market losses*	7,931	4,521	10,190	13,508
Business realignment activities*	—	567	777	1,119
Acquisition and integration-related activities*	6,328	2,804	18,256	11,525
Other miscellaneous losses*	—	—	—	3,256
Non-GAAP (benefit) provision for income taxes	$(15,108)	$(25,282)	$339,300	$301,662

Reported net income	$349,042	$396,296	$1,861,787	$1,644,817
Derivative mark-to-market losses	45,792	10,137	48,747	64,674
Business realignment activities	—	1,477	2,663	3,298
Acquisition and integration-related activities	19,835	9,197	57,597	36,957
Other miscellaneous losses	—	—	—	10,312
Non-GAAP net income	$414,669	$417,107	$1,970,794	$1,760,058

Reconciliation of Certain Non-GAAP Financial Measures
Consolidated results	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Reported EPS - Diluted	$1.70	$1.92	$9.06	$7.96
Derivative mark-to-market losses	0.26	0.07	0.29	0.38
Business realignment activities	—	0.01	0.01	0.02
Acquisition and integration-related activities	0.13	0.06	0.37	0.24
Other miscellaneous losses	—	—	—	0.07
Tax effect of all adjustments reflected above**	(0.07)	(0.04)	(0.14)	(0.15)
Non-GAAP EPS - Diluted	$2.02	$2.02	$9.59	$8.52

* The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company's quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.
** Adjustments reported above are reported on a pre-tax basis before the tax effect described in the reconciliation above for Non-GAAP provision for income taxes.

In the assessment of our results, we review and discuss the following financial metrics that are derived from the reported and non-GAAP financial measures presented above:

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
As reported gross margin	42.3%	43.2%	44.8%	43.2%
Non-GAAP gross margin (1)	44.2%	43.7%	45.3%	44.0%

As reported operating profit margin	17.5%	19.9%	22.9%	21.7%
Non-GAAP operating profit margin (2)	20.5%	20.9%	24.2%	23.1%

As reported effective tax rate	(9.2)%	(9.1)%	14.3%	14.2%
Non-GAAP effective tax rate (3)	(3.8)%	(6.5)%	14.7%	14.6%

(1) Calculated as non-GAAP gross profit as a percentage of net sales for each period presented.
(2) Calculated as non-GAAP operating profit as a percentage of net sales for each period presented.
(3) Calculated as non-GAAP provision for income taxes as a percentage of non-GAAP income before taxes (calculated as non-GAAP operating profit minus non-GAAP interest expense, net plus or minus non-GAAP other (income) expense, net).

Appendix I
Details of the charges included in GAAP results, as summarized in the press release (above), are as follows:

Derivative Mark-to-Market Losses (Gains): The mark-to-market losses (gains) on commodity derivatives are recorded as unallocated and excluded from adjusted results until such time as the related inventory is sold, at which time the corresponding losses (gains) are reclassified from unallocated to segment income. Since we often purchase commodity contracts to price inventory requirements in future years, we make this adjustment to facilitate the year-over-year comparison of cost of sales on a basis that matches the derivative gains and losses with the underlying economic exposure being hedged for the period.

Business Realignment Activities: We periodically undertake restructuring and cost reduction activities as part of ongoing efforts to enhance long-term profitability. During the fourth quarter of 2020, we commenced the International Optimization Program to streamline resources and investments in select international markets, including the optimization of our China operating model to improve efficiencies and provide a more sustainable and simplified base going forward. During 2023 business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs. For the three-month period of 2023 there were no business realignment activities. During the three- and 12-month periods of 2022, business realignment charges related primarily to other third-party costs related to this program, as well as severance and employee benefit costs. This program was completed in 2023.

Acquisition and Integration-Related Activities: During the three- and 12-month periods of 2023, we incurred costs related to the acquisition of two manufacturing plants from Weaver Popcorn Manufacturing, Inc., the integration of the 2021 acquisitions of Dot’s Pretzels, LLC (“Dot’s”) and Pretzels Inc. (“Pretzels”) into our North America Salty Snacks segment and costs related to building and upgrading our new ERP system for implementation across our North America Salty Snacks segment in the fourth quarter of 2023. During the three- and 12-month periods of 2022, we incurred costs related to the integration of the 2021 acquisitions of Lily’s Sweets, LLC, Dot’s and Pretzels.

Other Miscellaneous Losses: In 2022, we recorded a loss on the sale of non-operating assets located in Pennsylvania.

Tax Effect of All Adjustments: This line item reflects the aggregate tax effect of all pre-tax adjustments reflected in the preceding line items of the applicable table. The tax effect for each adjustment is determined by calculating the tax impact of the adjustment on the company’s quarterly effective tax rate, unless the nature of the item and/or the tax jurisdiction in which the item has been recorded requires application of a specific tax rate or tax treatment, in which case the tax effect of such item is estimated by applying such specific tax rate or tax treatment.

Safe Harbor Statement
This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Many of these forward-looking statements can be identified by the use of words such as “anticipate,” “assume,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “future,” “intend,” “plan,” “potential,” “predict,” “project,” “strategy,” “target” and similar terms, and future or conditional tense verbs like “could,” “may,” “might,” “should,” “will” and “would,” among others. These statements are made based upon current expectations that are subject to risk and uncertainty. Because actual results may differ materially from those contained in the forward-looking statements, you should not place undue reliance on the forward-looking statements when deciding whether to buy, sell or hold the company’s securities. Factors that could cause results to differ materially include, but are not limited to: disruptions or inefficiencies in our supply chain due to the loss or disruption of essential manufacturing or supply elements or other factors; issues or concerns related to the quality and safety of our products, ingredients or packaging, human and workplace rights, and other environmental, social or governance matters; changes in raw material and other costs, along with the availability of adequate supplies of raw materials; the company’s ability to successfully execute business continuity plans to address changes in consumer preferences and the broader economic and operating environment; selling price increases, including volume declines associated with pricing elasticity; market demand for our new and existing products; increased marketplace competition; failure to successfully execute and integrate acquisitions, divestitures and joint ventures; changes in governmental laws and regulations, including taxes; political, economic, and/or financial market conditions, including with respect to inflation, rising interest rates, slower growth or recession, and other events beyond our control such as the impacts on the business arising from the conflict between Russia and Ukraine; risks and uncertainties related to our international operations; disruptions, failures or security breaches of our information technology infrastructure and that of our customers and partners (including our suppliers); our ability to hire, engage and retain a talented global workforce, our ability to realize expected cost savings and operating efficiencies associated with strategic initiatives or restructuring programs; complications with the design or implementation of our new enterprise resource planning system; and such other matters as discussed in our Annual Report on Form 10-K for the year ended December 31, 2022 and from time to time in our other filings with the U.S. Securities and Exchange Commission. The company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

The Hershey Company
Consolidated Statements of Income
for the periods ended December 31, 2023 and December 31, 2022
(unaudited) (in thousands except percentages and per share amounts)

			Three Months Ended		Twelve Months Ended
			December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022

Net sales			$2,657,111	$2,652,338	$11,164,992	$10,419,294
Cost of sales			1,533,969	1,507,532	6,167,176	5,920,509
Gross profit			1,123,142	1,144,806	4,997,816	4,498,785

Selling, marketing and administrative expense			658,813	616,445	2,436,508	2,236,009
Business realignment costs			—	1,715	441	1,989

Operating profit			464,329	526,646	2,560,867	2,260,787
Interest expense, net			37,684	35,587	151,785	137,557
Other (income) expense, net			106,970	127,937	237,218	206,159

Income before income taxes			319,675	363,122	2,171,864	1,917,071
(Benefit) provision for income taxes			(29,367)	(33,174)	310,077	272,254

Net income attributable to The Hershey Company			$349,042	$396,296	$1,861,787	$1,644,817

Net income per share	- Basic	- Common	$1.75	$1.98	$9.31	$8.22
	- Diluted	- Common	$1.70	$1.92	$9.06	$7.96
	- Basic	- Class B	$1.59	$1.80	$8.52	$7.47

Shares outstanding	- Basic	- Common	150,083	147,173	149,499	146,713
	- Diluted	- Common	205,357	206,291	205,547	206,575
	- Basic	- Class B	54,614	58,114	55,239	58,822

Key margins:
Gross margin			42.3%	43.2%	44.8%	43.2%
Operating profit margin			17.5%	19.9%	22.9%	21.7%
Net margin			13.1%	14.9%	16.7%	15.8%

The Hershey Company
Supplementary Information – Segment Results
for the periods ended December 31, 2023 and December 31, 2022
(unaudited) (in thousands except percentages)

	Three Months Ended			Twelve Months Ended
	December 31, 2023	December 31, 2022	% Change	December 31, 2023	December 31, 2022	% Change
Net sales:
North America Confectionery	$2,220,248	$2,174,785	2.1%	$9,123,139	$8,536,480	6.9%
North America Salty Snacks	205,157	271,962	(24.6)%	1,092,689	1,029,405	6.1%
International	231,706	205,591	12.7%	949,164	853,409	11.2%
Total	$2,657,111	$2,652,338	0.2%	$11,164,992	$10,419,294	7.2%

Segment income (loss):
North America Confectionery	$724,647	$703,502	3.0%	$3,117,044	$2,811,066	10.9%
North America Salty Snacks	10,399	56,685	(81.7)%	158,333	159,935	(1.0)%
International	20,421	(131)	NM	148,259	107,927	37.4%
Total segment income	755,467	760,056	(0.6)%	3,423,636	3,078,928	11.2%
Unallocated corporate expense (1)	211,253	204,707	3.2%	724,537	673,492	7.6%
Mark-to-market adjustment for commodity derivatives (2)	53,722	14,658	NM	58,939	78,182	(24.6)%
Costs associated with business realignment initiatives	—	2,044	(100.0)%	3,440	4,417	(22.1)%
Acquisition and integration-related activities	26,163	12,001	118.0%	75,853	48,482	56.5%
Other miscellaneous losses	—	—	NM	—	13,568	(100.0)%
Operating profit	464,329	526,646	(11.8)%	2,560,867	2,260,787	13.3%
Interest expense, net	37,684	35,587	5.9%	151,785	137,557	10.3%
Other (income) expense, net	106,970	127,937	(16.4)%	237,218	206,159	15.1%
Income before income taxes	$319,675	$363,122	(12.0)%	$2,171,864	$1,917,071	13.3%

(1) Includes centrally-managed (a) corporate functional costs relating to legal, treasury, finance, and human resources, (b) expenses associated with the oversight and administration of our global operations, including warehousing, distribution and manufacturing, information systems and global shared services, (c) non-cash stock-based compensation expense, and (d) other gains or losses that are not integral to segment performance.
(2) Net (gains) losses on mark-to-market valuation of commodity derivative positions recognized in unallocated derivative losses (gains).
NM - not meaningful

	Three Months Ended		Twelve Months Ended
	December 31, 2023	December 31, 2022	December 31, 2023	December 31, 2022
Segment income (loss) as a percent of net sales:
North America Confectionery	32.6%	32.3%	34.2%	32.9%
North America Salty Snacks	5.1%	20.8%	14.5%	15.5%
International	8.8%	(0.1)%	15.6%	12.6%

The Hershey Company
Consolidated Balance Sheets
as of December 31, 2023 and December 31, 2022
(in thousands of dollars)

Assets	December 31, 2023	December 31, 2022
	(unaudited)
Cash and cash equivalents	$401,902	$463,889
Accounts receivable - trade, net	823,617	711,203
Inventories	1,340,996	1,173,119
Prepaid expenses and other	345,588	272,195

Total current assets	2,912,103	2,620,406

Property, plant and equipment, net	3,309,678	2,769,702
Goodwill	2,696,050	2,606,956
Other intangibles	1,879,229	1,966,269
Other non-current assets	1,061,427	944,989
Deferred income taxes	44,454	40,498

Total assets	$11,902,941	$10,948,820

Liabilities and Stockholders' Equity

Accounts payable	$1,086,183	$970,558
Accrued liabilities	867,815	832,518
Accrued income taxes	29,457	6,710
Short-term debt	719,839	693,790
Current portion of long-term debt	305,058	753,578

Total current liabilities	3,008,352	3,257,154

Long-term debt	3,789,132	3,343,977
Other long-term liabilities	660,673	719,742
Deferred income taxes	345,698	328,403

Total liabilities	7,803,855	7,649,276

Total stockholders’ equity	4,099,086	3,299,544

Total liabilities and stockholders’ equity	$11,902,941	$10,948,820